GUIDEWIRE SOFTWARE, INC.FISCAL YEAR [ __ ] LONG-TERM INCENTIVE PLAN
1.Purpose
This Fiscal Year [ __ ] Long-Term Incentive Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate certain employees of Guidewire Software, Inc. (the “Company”) toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives and employees. The Plan is for the benefit of Participants (as defined below). Awards made under this Plan constitute “performance-based” Restricted Stock Units under the Company’s 2011 Stock Plan (the “2011 Stock Plan”) and shall be granted under, and subject to, the terms and conditions of the 2011 Stock Plan.
2.Definitions
For purposes of this Plan:
(a)“Award” means a grant to a Participant hereunder. From and after a Change in Control, any references to an Award shall mean the fixed number of Restricted Stock Units eligible to be earned by a Participant, as determined by the Committee pursuant to Section 6 hereof.
(b)“Award Notice” means a notice or agreement provided to a Participant that sets forth the terms, conditions and limitations of the Participant’s participation in this Plan, including, without limitation, the Participant’s Target Award.
(c)“Board” means the Board of Directors of the Company.
(d)“Cause” shall have the meaning set forth for such term in the Participant’s Executive Agreement, of if no Executive Agreement is in effect, then shall have the meaning set forth for such term in any individually negotiated and signed employment contract or similar agreement in effect between the Company and the Participant, or, if no such contract or agreement is in effect, shall mean, (i) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) the Participant’s material breach of any written agreement between the Participant and the Company; (iii) the Participant’s material failure to comply with the Company’s written policies or rules after receiving written notification of the failure from the Company’s Board of Directors or Chief Executive Officer and eight days to cure such failure; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (v) the Participant’s gross misconduct in the performance of his duties; (vi) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board or Chief Executive
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Officer; or (vii) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation therewith.
(e)“Change in Control” shall have the meaning given such term in the 2011 Stock Plan.
(f)“Change in Control Date” means with respect to a Change in Control Performance Measurement Period, the date immediately prior to the consummation of the Change in Control.
(g)“Change in Control Performance Measurement Period” means the Performance Measurement Period that is shortened by the Committee such that the period shall be deemed to have concluded as of the Change in Control Date.
(h)“Change in Control Terminating Event” means (i) the termination by the Company of the Participant’s employment for any reason other than for Cause, death or disability; or (ii) the termination by the Participant of his or her employment with the Company for Good Reason, in each case during the period beginning two months before, and ending 12 months after, a Change in Control.
(i)“Closing Stock Price” means the Stock Price as of the last day of the Performance Measurement Period.
(j)“Code” means Internal Revenue Code of 1986, as amended.
(k)“Committee” means the Compensation Committee of the Board.
(l)“Effective Date” means [ __ ].
(m)“Executive Agreement” means the Executive Agreement by and between the Company and the Participant as such may be in effect.
(n)“Good Reason” shall have the meaning set forth for such term in the Participant’s Executive Agreement, of if no Executive Agreement is in effect, then shall have the meaning set for such term in any individually negotiated and signed employment contract or agreement in effect between the Company and the Participant, or, if no such contract or agreement is in effect, shall mean that the Participant has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:
(i)a material diminution in the Participant’s responsibilities, authority or duties; or
(ii)a material diminution in the Participant’s base salary; or
(iii)a material change in the geographic location at which the Participant provides services to the Company.

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(o) “Good Reason Process” means:
(i)the Participant reasonably determines in good faith that a “Good Reason” condition has occurred;
(ii)the Participant notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of the first occurrence of such condition;
(iii)the Participant cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition;
(iv)notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and
(v)the Participant terminates his or her employment within 60 days after the end of the Cure Period.
If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(p)“Initial Stock Price” means the Stock Price as of August 1 of the first fiscal year in any Performance Measurement Period.
(q)“Participant” means an executive or employee of the Company selected by the Committee to participate in the Plan and to whom an Award has been made.
(r)“Performance Measurement Index” means the Software companies within the S&P Software and Services Select Industry Index as of [ __ ]; provided, that companies may be removed from the index if acquired. For the avoidance of doubt, as new companies are added to the index, the relevant list of companies for purposes of this Plan shall not self-adjust (i.e., the index is a closed list of companies).
(s) “Performance Measurement Period” means a three-year period commencing on August 1 and ending on the third July 31 thereafter. There may be overlapping Performance Measurement Periods. The first Performance Measurement Period under the Plan shall commence on [ __ ] and shall end [ __ ].
(t)“Performance Multiplier” means the percentage between 0% and [ __ ]% by which the Target Award is multiplied to determine the number of credited Restricted Stock Units for a Performance Measurement Period.
(u)“Release” shall have the meaning set forth for such term in the Participant’s Executive Agreement or if there is no such Executive Agreement shall mean an effective release of claims by the Participant against the Company, its affiliates, directors and officers in the form provided by the Company and subject to the timing for delivery and effectiveness required by the Company.

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(v)“Restricted Stock Units” shall have the meaning set forth for such term in the 2011 Stock Plan.
(w)“Stock” means the Company’s common stock.
(x)“Stock Price” means, as of a particular date, the average closing price of one share of Stock for the 60 consecutive trading days ending on the trading day immediately prior to such date; provided however, that in the event of a Change in Control of the Company, the Stock Price as of the Change in Control Date shall equal the fair market value, as determined by the Committee in its discretion, of the total consideration paid in the transaction resulting in the Change in Control for one share of Stock.
(y)“Target Award” means the target number of Restricted Stock Units that comprise a Participant’s Award for each Performance Measurement Period, as set forth in the Participant’s Award Notice.
(z)“Total Shareholder Return” means, with respect to a Performance Measurement Period, the total percentage return per share, achieved by the Stock assuming contemporaneous reinvestment in the Stock of all dividends and other distributions (excluding dividends and distributions paid in the form of additional shares of Stock) at the closing price of one share of Stock on the date such dividend or other distribution was paid, based on the Initial Stock Price, and the Closing Stock Price for the last day of the Performance Measurement Period or, in the case of a Change in Control Measurement Period, the Stock Price as of the Change in Control Date.
3.Administration
(a)The Plan shall be administered by the Committee. The Committee shall have the discretionary authority to make all determinations (including, without limitation, the interpretation and construction of the Plan and the determination of relevant facts) regarding the entitlement to any Award hereunder and the amount of any Award to be paid under the Plan (including the number of shares of Stock issuable to any Participant). In particular, but without limitation and subject to the foregoing, the Committee shall have the discretionary authority:
(i)to make an Award to a Participant under the Plan;
(ii)to determine the Target Award and any formula or criteria for the determination of the Target Award for each Participant;
(iii)to determine the terms and conditions, not inconsistent with the terms and conditions of this Plan, which shall govern Award Notices and all other written instruments evidencing an Award hereunder, including the waiver or modification of any such conditions;

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(iv)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and
(v)to interpret the terms and provisions of the Plan and any Award granted under the Plan (and any Award Notices or other agreements relating thereto) and to otherwise supervise the administration of the Plan.
(b)Notwithstanding anything herein to the contrary, the Committee shall make adjustments, to the extent it deems appropriate, to any Award, any Target Award, any Initial Stock Price, any Closing Stock Price or the Total Shareholder Return for any period in connection with or as a result of any of the following events which occur or have occurred after the Effective Date: a merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, if the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities.
(c)Subject to the terms hereof, all decisions made by the Committee pursuant to the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
4.Determination and Payment of Awards
(a)Target Award. Each Participant’s Award Notice shall specify such Participant’s Target Award. The Target Award shall be expressed as a number of Restricted Stock Units. The percentage of the Target Award that is eligible to be credited for the Performance Measurement Period shall be determined by reference to the Company’s performance for the applicable Performance Measurement Period as measured by the Total Shareholder Return and its percentile rank within the Performance Measurement Index for such period.
(b)Performance Multiplier. The number of Restricted Stock Units that shall be credited for a Performance Measurement Period shall equal the Participant’s Target Award multiplied by the Performance Multiplier for such Performance Measurement Period. The number of Restricted Stock Units credited for a Performance Measurement Period (if any) shall be rounded true to the nearest whole share of Stock. The Performance Multiplier shall be determined as set forth on Exhibit A, attached hereto.
(c)Committee Determination. The Committee, at its first meeting following the conclusion of the Performance Measurement Period, shall determine the actual number of

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Restricted Stock Units that shall be credited as of the final day of such Performance Measurement Period (such date, the “Committee Determination Date”). The number of Restricted Stock Units credited for such period shall equal the Target Award multiplied by the Performance Multiplier, subject to the terms and conditions hereof.
(d)Vesting and Settlement. The Target Award shall initially be unvested. Subject to Sections 5 and 6, on the first September 15th on or following the Committee Determination Date (the “Vesting Date”), the total number of Restricted Stock Units, if any, that were credited for the Performance Measurement Period shall become vested, subject to the continued employment with the Company of the Participant through such date. As soon as practicable on or following the Vesting Date, but in no event later than two and one-half months after the end of the fiscal year in which the Vesting Date occurs, the Company shall issue to the Participant a number of shares of Stock equal to the total number of Restricted Stock Units that have vested.
5.Termination of Employment. Except as provided in Section 6 below, if at any time prior to the Vesting Date, a Participant’s employment with the Company terminates for any reason, such Participant shall automatically and immediately forfeit the right to earn, receive or be paid any portion of the Award.
6.Change in Control. Unless otherwise provided in any Award Notice, upon a Change in Control of the Company, the following shall occur:
(a)With respect to the Change in Control Performance Measurement Period, the Committee, in accordance with Section 4(b), shall determine the actual number of Restricted Stock Units that shall be credited for such period based on the Total Shareholder Return percentile rank for the Change in Control Performance Measurement Period relative to the Performance Measurement Index for such Change in Control Performance Measurement Period. The credited Award (i.e., Target Award multiplied by Performance Multiplier determined for Change in Control Performance Measurement Period) shall be unvested and shall become vested on the Vesting Date (i.e., the end of the three year Performance Measurement Period), subject to the continued employment of the Participant through such date. For example, if a Change in Control occurs during the 12th month of the Performance Measurement Period, the Committee shall determine the number of Restricted Stock Units that are eligible to be credited with respect to the applicable Change in Control Performance Measurement Period based on performance for such 12-month period, but the Award shall not be deemed vested and shall not be settled until the end of the full 36-month Performance Measurement Period. For the avoidance of doubt, since the Plan contemplates overlapping Performance Measurement Periods, there may be more than one Change in Control Performance Measurement Period.
(b)In the event that subsequent to a Change in Control and before the Vesting Date, a Participant’s employment with the Company terminates for any reason other than a Change in Control Terminating Event, such Participant shall automatically and immediately forfeit the right to receive any portion of any Awards including any portion of an Award that may have been credited in connection with the Change in Control Performance Measurement Period.

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(c)In the event a Change in Control Terminating Event occurs with respect to a Participant, subject to the Participant’s execution of the Release and the effectiveness thereof, the outstanding portion of any Awards credited to such Participant shall immediately vest and become payable upon the later of the date of such termination or the date of such Change in Control.
(d)If as a result of a Change in Control, no Stock remains outstanding and the surviving corporation (or its ultimate parent) does not agree to assume, continue or convert the portion of any Award that was credited prior to or as a result of such Change in Control into a number of restricted stock units of equivalent value of the surviving corporation (or its ultimate parent), then such credited Award shall be deemed vested and payable as of the date immediately prior to such Change in Control.
7.Miscellaneous
(a)Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time in its discretion without the consent of any Participants, but no such amendment shall materially and adversely affect the rights of the Participants with regard to outstanding Awards without the impacted Participants’ consent. In the event the Plan is terminated, the Company shall determine the Awards payable to Participants based on the Total Shareholder Return percentile rank relative to the Performance Measurement Index for each Performance Measurement Period ending on the date of Plan termination. The Awards for each Performance Measurement Period shall be further prorated to reflect the shortened Performance Measurement Period.
(b)No Contract for Continuing Services. This Plan shall not be construed as creating any contract for continued services between the Company or any of its subsidiaries and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or consultant of the Company or any of its subsidiaries.
(c)No Transfers. A Participant’s rights in an interest under the Plan may not be assigned or transferred.
(d)Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, the Plan shall not establish any fiduciary relationship between the Company or any of subsidiaries or affiliates and any Participant. To the extent that any Participant holds any rights by virtue of an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any of its subsidiaries.
(e)Tax Withholding. Any issuance of shares of Stock to a Participant shall be subject to tax withholding by the method or methods set forth in the Award Notice.

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(f)Construction. Wherever appropriate, the use of the masculine gender shall be extended to include the feminine and/or neuter or vice versa; and the singular form of words shall be extended to include the plural; and the plural shall be restricted to mean the singular.
(g)Headings. The Section headings and Section numbers are included solely for ease of reference. If there is any conflict between such headings or numbers and the text of this Plan, the text shall control.
(h)Effective Date. The Plan shall be effective as of the Effective Date.
(i)Clawback Policy. Awards granted under the Plan, as well as all other Awards previously granted under the Plan on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy to the extent applicable.
8.Section 409A.
(a)All payments and benefits described in this Plan are intended to constitute a short term deferral for purposes of Section 409A of the Code. To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h). Anything in this Agreement to the contrary notwithstanding, if at the time of the Participant’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Participant becomes entitled to under this Agreement on account of the Participant’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Participant’s separation from service, or (b) the Participant’s death.
(b)The parties intend that this Plan shall be administered in accordance with Section 409A of the Code. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from, Section 409A of the Code to the greatest extent possible or otherwise comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section

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409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)The Company makes no representation or warranty and shall have no liability to the Participant or any other person if any provisions of this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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Guidewire Software, Inc. 2011 Stock Plan

Notice of Restricted Stock Unit Award – Fiscal Year [ __ ] Long-Term Incentive Plan
Pursuant to the Guidewire Software, Inc. 2011 Stock Plan (the “Plan”), the Guidewire Software, Inc. Fiscal Year [ __ ] Long-Term Incentive Plan (the “LTIP”), this Notice of Restricted Stock Unit Award (the “Notice”) and the terms and conditions set forth in the Restricted Stock Unit Award Agreement (together with the Notice, the “Award Agreement”), Guidewire Software, Inc. (the “Company”) hereby grants a “target award” of the number of Restricted Stock Units listed below (an “Award”) to the Grantee named below. Each Restricted Stock Unit shall relate to one share (a “Share”) of Common Stock (the “Stock”) of the Company.

Name of Grantee:

Employee ID:

Award Number:

Target Number of Restricted Stock Units:

Grant Date:

Vesting Conditions:	As set forth in the LTIP

Performance Measurement Period

By signing below, the Grantee and the Company agree that this Award is granted under, and governed by the terms and conditions of, the Plan, the LTIP and the Award Agreement. In addition, by accepting this Award, the Grantee acknowledges, understands, and agrees that this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy, to the extent applicable. Section 9 of this Award Agreement includes important acknowledgements of the Grantee, each of which are accepted and confirmed by the Grantee’s signature below.

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GRANTEE:	GUIDEWIRE SOFTWARE, INC.

By:
Grantee’s Signature	Name:
Title:

Guidewire Software, Inc. 2011 Stock Plan
Restricted Stock Unit Award Agreement – Fiscal Year [ __ ] Long-Term Incentive Plan
SECTION 1. GRANT OF AWARD
On the terms and conditions set forth in the Notice of Restricted Stock Unit Award dated [ ___ ] and this Award Agreement, Guidewire Software, Inc. (the “Company”) grants to the Grantee on the Date of Grant the award for the Target Number of Restricted Stock Units set forth in the Notice of Grant of Award (the “Target Award”). This Award is being granted subject to the terms and conditions of the Guidewire Software, Inc. Fiscal Year [ __ ] Long-Term Incentive Plan (the “LTIP”). All references herein to the Guidewire Software, Inc. 2011 Stock Plan (the “Plan”) shall be deemed to include a reference to the LTIP. The total number of Restricted Stock Units that may be credited to the Participant (if any) shall be determined by the Company’s performance for the Performance Measurement Period specified in the Notice of Restricted Stock Unit Award. The actual number of Restricted Stock Units that may be credited could be up to [ __ ]% of such Target Award and could also be lower than the Target Award and could be zero.
SECTION 2. RESTRICTIONS ON TRANSFER OF AWARD
The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and, subject to the restrictions contained in this Award Agreement, the LTIP and the Plan, Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have been credited and vested as provided in the LTIP and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan, the LTIP and this Award Agreement.
SECTION 3. TERMINATION OF EMPLOYMENT
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Subject to Section 6(c) of the LTIP, if the Grantee’s employment terminates for any reason (including death or disability) prior to the Vesting Date (as defined in the LTIP), any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.
SECTION 4. RECEIPT OF SHARES OF STOCK
Subject to Sections 6(c) and 6(d) of the LTIP, as soon as practicable following the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Stock Units that have been credited, if any, pursuant to the terms and conditions of the LTIP and vested pursuant to the LTIP, the Notice and this Award Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.
SECTION 5. INCORPORATION OF PLAN
Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan as well as all of the terms and conditions of the LTIP. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
SECTION 6. TAX WITHHOLDING
Regardless of any action that the Company, the Grantee’s actual employer or any Parent, Subsidiary or affiliate which employs the Grantee (collectively, the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of Shares upon settlement, the subsequent sale of Shares acquired pursuant to such issuance, and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award or the Grantee’s other compensation. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the
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Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
         Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a) payment by the Grantee to the Company and/or Employer; or
(b) withholding from the Grantee’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or
(c) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
(d) withholding in Shares to be issued upon vesting and settlement of the Restricted Stock Units; provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(c) herein.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Grantee is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.
         Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
SECTION 7. SECTION 409A
This Award Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Solely for purposes of Section 409A of the Code, each issuance of Shares on or following a Vesting Date shall be considered a separate payment. The Company makes no representations or warranty and shall have no liability to the Grantee or any other person if any provisions of this Award are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
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SECTION 8. MISCELLANEOUS PROVISIONS
(i)Notice. Any notice required by the terms of this Award Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, (iii) deposit with Federal Express Corporation (or other overnight courier service approved by the Company), with shipping charges prepaid or (iv) the date on which an electronic notification is received. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company in accordance with this Subsection (a).
(ii)Entire Agreement. This Award Agreement, the Plan and the LTIP constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
(iii)Governing Law; Choice of Venue. The Award and the provisions of this Award Agreement shall be governed by and constructed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Award Agreement and/or the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Mateo, California, or the United States federal courts for the Northern District of California, and no other courts, where the grant of the Award is made and/or to be performed.
(iv)Authorization to Disclose. The Grantee hereby authorizes and directs the Employer to disclose to the Company or any Parent or Subsidiary such information regarding the Grantee’s employment, the nature and amount of Grantee’s compensation and the fact and conditions of Grantee’s participation in the Plan as the Employer deems necessary or appropriate to facilitate the administration of the Plan.
(v)Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
(vi)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent that the Company determines that it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
SECTION 9. ACKNOWLEDGEMENTS OF THE GRANTEE
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(i)Nature of Award. In accepting this Award the Grantee acknowledges, understands, and agrees that:
a.the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time;
b.the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if such grants have been made repeatedly in the past;
c.all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
d.the Grantee’s participation in the Plan shall not create a right to perform future Service with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s Service at any time;
e.the Grantee’s participation in the Plan is voluntary;
f.this Award and the Shares subject to this Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Grantee’s employment or other contract for Services, if any;
g.this Award and the Shares subject to this Award are not intended to replace any pension rights or compensation;
h.this Award and the Shares subject to this Award are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, the Employer, or any Parent, Subsidiary or affiliate of the Company;
i.this Award and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or Service relationship with the Company, the Employer, any Parent, Subsidiary or affiliate of the Company;
j.the future value of the Shares subject to this Award is unknown and cannot be predicted with certainty;
k.if the Grantee is issued Shares in settlement of this Award, the value of the Shares acquired may increase or decrease in value;
l.no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Grantee’s
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employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of applicable labor laws or whether later found to be invalid); and, in consideration of the grant of this Award, to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
m.in the event of termination of the Grantee’s employment (regardless of whether in breach of applicable labor laws or whether later found to be invalid), the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under applicable law; further, in the event of termination of the Grantee’s employment (regardless of whether in breach of applicable labor laws), the Grantee’s right to receive vested shares of this Award, if any, will be measured as of the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when the Grantee’s active employment is terminated for purposes of this Award (including whether the Grantee may still be considered actively employed while on a leave of absence);
n.this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy (the “Clawback Policy”), to the extent applicable; and
o.the Grantee has received and read a copy of the Plan, the LTIP and the Clawback Policy.
(ii)No Advice Regarding Award. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or his or her acquisition or sale of the Shares subject to this Award. The Grantee is solely responsible for taking all appropriate legal advice, notably concerning U.S. and local country tax and social security regulations, when signing this Award Agreement, or selling the Shares acquired upon settlement of the Award, or more generally when making any decision in relation with this Award, this Award Agreement or otherwise under the Plan. The Company does not represent or guaranty that the Grantee may benefit from specific provisions under said regulations and the Grantee shall on his or her own efforts receive proper information in this respect. The Grantee is hereby advised to consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(iii)Tax Consequences. The Grantee agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes
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the Grantee’s liability for Tax-Related Items. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award.
(iv)Electronic Delivery of Documents. The Grantee agrees that the Company may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or this Award (including, without limitation, a copy of the Plan and the LTIP) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Grantee by email.

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